FOR IMMEDIATE RELEASE Contacts: Media Relations

Tina Barry, (972) 673-7931

Greg Artkop, (972) 673-8470

Investor Relations

Aly Noormohamed, (972) 673-6050

DR PEPPER SNAPPLE GROUP ANNOUNCES EXPIRATION AND SETTLEMENT OF ITS CASH TENDER OFFER FOR ITS 6.82%
SENIOR NOTES DUE 2018

Plano, TX, Dec. 30, 2010 – Dr Pepper Snapple Group, Inc. (NYSE: DPS) announced today the expiration and settlement of its Dec. 1, 2010, cash tender offer (Tender Offer) for its 6.82% Senior Notes due 2018 (2018 Notes).

The Tender Offer expired at 11:59 p.m., New York City time, on Dec. 29, 2010. Pursuant to the terms of the Tender Offer, the company purchased $475,732,000 aggregate principal amount of 2018 Notes that were validly tendered and not withdrawn in the Tender Offer.

On Dec. 30, 2010, the company delivered to the Depository Trust Company $577,441,312.90 in cash as the aggregate consideration for the 2018 Notes purchased in the Tender Offer including accrued but unpaid interest.

This press release is for informational purposes only. The Tender Offer was only conducted pursuant to the terms and subject to the conditions set forth in the company’s offering memorandum, dated Dec. 1, 2010, and the related letter of transmittal and was made only to such persons and in such jurisdictions as is permitted under applicable law.

The company retained D.F. King & Co., Inc. to serve as Exchange and Information Agent for the Tender Offer. Any questions or requests for assistance may be directed to D.F. King & Co., Inc. at (212) 269-5550 or (800) 628-8536, or via email at drpepper@dfking.com.

Forward-looking statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, in particular, statements about future events, plans, strategies, expectations and prospects. Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words “may,” “will,” “expect,” “anticipate,” “believe,” “estimate,” “plan,” “intend” or the negative of these terms or similar expressions. These forward-looking statements have been based on our current views with respect to future events and financial performance. Our actual financial performance could differ materially from those projected in the forward-looking statements due to the inherent uncertainty of estimates, forecasts and projections, and our financial performance may be better or worse than anticipated. Given these uncertainties, you should not put undue reliance on any forward-looking statements. All of the forward-looking statements are qualified in their entirety by reference to the factors discussed under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended Dec. 31, 2009, our other filings with the Securities and Exchange Commission, and the above-referenced offering memorandum. Forward-looking statements represent our estimates and assumptions only as of the date that they were made. We do not undertake any duty to update the forward-looking statements, and the estimates and assumptions associated with them, after the date of this release, except to the extent required by applicable securities laws.

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